Exhibit 15
October 13, 2020
The Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-3 No.’s 333-229720, 333-230087, and 333-238725 and Form S-8 No.’s 333-142424, 333-149308, 333-154818, 333-151060, and 333-212525) of Delta Air Lines, Inc. for the registration of its securities of our report dated October 13, 2020 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2020.
/s/ Ernst & Young LLP